NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

April 26, 2017

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended March 31, 2017:

First Quarter 2017 Highlights

Net income attributable to controlling interests was $6.6 million, or $0.09 per diluted share, compared to $2.4 million, or $0.03 per diluted share, in first quarter 2016. NAREIT Funds from Operations (FFO) was $32.7 million, or $0.43 per diluted share, compared to $28.4 million, or $0.41 per diluted share, in first quarter 2016. Additional highlights are as below:

•	Reported Core FFO of $0.44 per diluted share

•	Grew same-store Net Operating Income (NOI) by 10.4% year-over-year

•	Grew same-store NOI by 15.6% for the office, 7.9% for the retail and 4.0% for the multifamily portfolios year-over-year

•	Increased same-store ending occupancy by 320 basis points year-over-year to 93.7%

•	Announced the acquisition of Watergate 600, a 309,000 square foot office building in Washington, DC for $135.0 million in a transaction completed subsequent to quarter-end

•	Raised the bottom and top ends of the 2017 Core FFO guidance range by two cents to $1.76 to $1.84 from $1.74 to $1.82 per diluted share

"Washington REIT has delivered a strong start to 2017. We grew first quarter same-store NOI at the highest year-over-year rate in over 15 years, acquired an iconic DC office asset with strong NAV growth potential and recently raised our full-year Core FFO guidance range," said Paul T. McDermott, President and Chief Executive Officer. "We are capturing our region's robust job growth as demonstrated by our year-over-year occupancy gains, and are equipped with a solid balance sheet, strong 2017 same-store NOI growth projections, and a multi-year value-creation pipeline to deliver additional opportunities for growth in the Washington metro region."

Financial Summary

Net income attributable to controlling interests for the quarter ended March 31, 2017 was $6.6 million, or $0.09 per diluted share, compared to $2.4 million, or $0.03 per diluted share, for the corresponding prior year period, primarily due to lower interest expense and higher income from real estate.

NAREIT FFO(1) for the quarter ended March 31, 2017 was $32.7 million, or $0.43 per diluted share, compared to $28.4 million, or $0.41 per diluted share, for the corresponding prior year period.

Core FFO(1) was $32.9 million, or $0.44 per diluted share, for the quarter ended March 31, 2017, compared to $29.1 million, or $0.42 per diluted share, for the corresponding prior year period. Further detail will be provided by management on the earnings call.

Washington Real Estate Investment Trust

Operating Results

The Company's overall portfolio NOI(2) was $49.6 million for the quarter ended March 31, 2017, compared to $48.4 million in the corresponding prior year period. Overall portfolio ending occupancy(5) for the first quarter was at 93.5%, compared to 90.6% at the end of the first quarter last year and 93.5% at year-end 2016.

Same-store(3) portfolio ending occupancy for the first quarter of 2017 was 93.7%, compared to 90.5% at March 31, 2016 and 94.0% at year-end 2016. Same-store portfolio NOI for the first quarter increased by 10.4%, compared to the corresponding prior year period.

▪
Office: 47% of Total NOI - Same-store NOI increased by 15.6% compared to the corresponding prior year period, primarily due to 910 basis points of economic occupancy(6) gains driven by lease commencements, of which approximately half occurred at the recently redeveloped Silverline Center with the rest predominantly within the Washington, DC office portfolio. Rents grew by 1.0% year-over-year. Same-store ending occupancy increased by 680 basis points year-over-year and by 140 basis points sequentially to 93.1%.

▪
Retail: 24% of Total NOI - Same-store NOI increased 7.9% compared to the corresponding prior year period, primarily due to 240 basis points of economic occupancy gains driven by lease commencements, as well as weather-related operating expense savings and lower bad debt expense. Rents grew 0.6% year-over-year. Same-store ending occupancy increased by 260 basis points year-over-year to 93.8%, but decreased by 190 basis points sequentially primarily due to the previously announced Offenbacher's bankruptcy as well as the move-out of a large commodity retailer that has been backfilled by a supermarket chain expected to commence in the second half 2017.

▪
Multifamily: 29% of Total NOI - Same-store NOI increased by 4.0% compared to the corresponding prior year period, driven by 130 basis points of rental growth and 90 basis points of economic occupancy gains over the corresponding prior year period, as well as weather-related operating expense savings. Same-store ending occupancy on a unit basis decreased by 40 basis points year-over-year and 80 basis points sequentially to 94.8% as the Company took advantage of high occupancy rates to increase rents more aggressively.

Leasing Activity

During the first quarter, Washington REIT signed commercial leases totaling 195,000 square feet, including 44,000 square feet of new leases and 151,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	36,000	8.5	9.1	$43.20	33.0%	$64.63	$19.08
Retail	8,000	6.2	2.7	36.39	-2.1%	7.18	11.84
Total	44,000	8.1	8.0	41.92	25.6%	53.84	17.72

Renewal:
Office	104,000	11.8	12.1	$58.13	25.0%	$93.05	$28.59
Retail	47,000	5.7	—	37.10	15.5%	2.37	2.91
Total	151,000	9.9	9.1	51.57	22.7%	64.76	20.58

Office renewal Tenant Improvements were higher than our rolling four-quarter average due to the early renewal and 16-year extension of Hughes, Hubbard & Reed LLP, one of the Company's 10 largest commercial tenants, for 54,154 square feet.

Washington Real Estate Investment Trust

Acquisition Activity

On April 4, 2017, Washington REIT completed the acquisition of Watergate 600, a 309,000 square foot iconic office building on the Potomac riverfront in Washington, DC for $135.0 million in a transaction that is structured to include the issuance of operating partnership units for a portion of the purchase price.
Capital Update

In January 2017, Washington REIT refinanced pre-payable and maturing secured debt by drawing the remaining $50.0 million on the seven-year $150.0 million unsecured term loan, which is scheduled to mature in July 2023. Washington REIT entered into a forward swap from floating interest rates to a 2.86% all-in fixed interest rate for $150.0 million commencing on March 31, 2017.

Year-to-date, the Company issued 2,070,000 shares at an average price of $31.44 per share through the Company’s At-the-Market (ATM) program, raising gross proceeds of $65.1 million to maintain balance sheet strength.

Earnings Guidance

Washington REIT is reaffirming its recently increased guidance that raised the bottom and top ends of its 2017 Core FFO guidance range by two cents to $1.76 to $1.84 from $1.74 to $1.82 per fully diluted share.The following assumptions underpin this guidance:

•	Same-store NOI growth remains projected to range from 4.75% to 5.25%

•	Same-store office NOI growth is now raised to range from 7.25% to 7.75% from a previous range of 7.0% to 7.5%

•	Same-store retail NOI growth is now projected to range from 2.0% to 2.5% from a previous range of 3.0% to 3.5%, as the Company absorbs the full-year impact of tenant bankruptcies, including HHGregg

•	Same-store multifamily NOI growth remains projected to range from 2.5% to 3.0%

•	The Company's acquisition assumptions currently reflect Watergate 600, although it continues to seek further value-add opportunities

•	The Company assumes dispositions of assets ranging from $70 to $100 million

•	Interest expense is now projected to be approximately $47.5 to $48.5 million considering the acquisition of Watergate 600 and the anticipated timing of the assumed dispositions

•	General and administrative expense is now projected to be approximately $21.0 to $22.0 million

•	Non same-store office NOI is projected to range between $9.0 to $10.0 million

•	Non same-store multifamily NOI is projected to range between $13.0 to $13.75 million

Non same-store properties in 2017 consist of Riverside Apartments, which is a multifamily asset acquired in 2016 and The Army Navy Building and Braddock Metro Center, which are office assets that are being repositioned in 2017.

Washington REIT's 2017 Core FFO guidance is based on a number of factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

2017 Guidance Reconciliation Table (a)

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2017 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share	$0.35	$0.43
Real estate depreciation and amortization	1.41	1.41
NAREIT FFO per diluted share	1.76	1.84
Core adjustments	—	—
Core FFO per diluted share	$1.76	$1.84
(a)Does not include gains or losses on sales of assets as these will be added as known and incurred. The only assumed asset purchase is the recently-closed acquisition of Watergate 600 in Washington, DC.

Washington Real Estate Investment Trust

Dividends

On March 31, 2017, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on June 30, 2017 to shareholders of record on June 15, 2017.

Conference Call Information

The Conference Call for First Quarter Earnings is scheduled for Thursday, April 27, 2017 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until Thursday, May 11, 2017, at 11:59 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                10049

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 50 properties, totaling approximately 6.3 million square feet of commercial space and 4,480 multifamily units, and land held for development. These 50 properties consist of 20 office properties, 16 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2016 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over

Washington Real Estate Investment Trust

time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We provide each of NOI and cash NOI as a supplement to net income calculated in accordance with GAAP. As such, neither should be considered an alternative to net income as an indication of our operating performance. They are the primary performance measures we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. Same-store properties include all properties that were owned for the entirety of the current and prior reporting periods and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

(5) Ending Occupancy is calculated as occupied square footage as a percentage of total square footage as of the last day of that period.

(6) Economic occupancy is calculated as actual real estate rental revenue recognized for the period indicated as a percentage of gross potential real estate rental revenue for that period. We determine gross potential real estate rental revenue by valuing occupied units or square footage at contract rates and vacant units or square footage at market rates for comparable properties. We do not consider percentage rents and expense reimbursements in computing economic occupancy percentages.

Washington Real Estate Investment Trust

Ending Occupancy Levels by Same-Store Properties (i) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2017	2016	2017	2016
Multifamily	94.2%	94.5%	94.2%	94.5%
Office	93.1%	86.3%	92.4%	87.8%
Retail	93.8%	91.2%	93.8%	91.2%

Overall Portfolio	93.7%	90.5%	93.5%	90.6%

(i) Same-Store properties include all stabilized properties that were owned for the entirety of 2017 and the prior year, and exclude properties under redevelopment or development and properties purchased or sold at any time during 2017 or the prior year. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included with the non-same-store properties beginning in the period during which redevelopment or development activities commence. We consider properties to no longer be under redevelopment or development upon substantial completion of redevelopment or development activities, and the earlier of achieving 90% occupancy or two years after substantial completion. For Q1 2017 and Q1 2016, same-store properties exclude:

Multifamily Acquisitions: Riverside Apartments;
Office Redevelopment: The Army Navy Building and Braddock Metro Center.

Also excluded from same-store properties in Q1 2017 and Q1 2016 are:
Sold Properties:
Office: 6110 Executive Boulevard, Wayne Plaza, 600 Jefferson Plaza, West Gude Drive, 51 Monroe Street and One Central Plaza.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2017	2016
Revenue
Real estate rental revenue	$77,501	$77,137
Expenses
Real estate expenses	27,863	28,734
Depreciation and amortization	26,069	26,038
Acquisition costs	—	154
General and administrative	5,626	5,511
	59,558	60,437
Other operating income
Gain on sale of real estate	—	—
Real estate operating income	17,943	16,700
Other income (expense):
Interest expense	(11,405)	(14,360)
Other income	77	39
	(11,328)	(14,321)

Net income	6,615	2,379
Less: Net loss attributable to noncontrolling interests in subsidiaries	19	5
Net income attributable to the controlling interests	$6,634	$2,384

Net income	6,615	2,379
Depreciation and amortization	26,069	26,038
NAREIT funds from operations(1)	$32,684	$28,417

Tenant improvements and incentives	(5,942)	(1,543)
External and internal leasing commissions capitalized	(2,523)	(1,015)
Recurring capital improvements	(405)	(908)
Straight-line rents, net	(849)	(683)
Non-cash fair value interest expense	(302)	42
Non real estate depreciation & amortization of debt costs	899	950
Amortization of lease intangibles, net	850	943
Amortization and expensing of restricted share and unit compensation	1,130	1,519
Funds available for distribution(4)	$25,542	$27,722

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2017	2016
Net income attributable to the controlling interests	(Basic)	$0.09	$0.03
	(Diluted)	$0.09	$0.03
NAREIT funds from operations	(Basic)	$0.44	$0.41
	(Diluted)	$0.43	$0.41

Dividends paid		$0.30	$0.30

Weighted average shares outstanding		74,854	68,301
Fully diluted weighted average shares outstanding		74,966	68,488
Fully diluted weighted average shares outstanding (for FFO)		74,966	68,488

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2017
	(unaudited)	December 31, 2016
Assets
Land	$573,315	$573,315
Income producing property	2,123,807	2,112,088
	2,697,122	2,685,403
Accumulated depreciation and amortization	(680,231)	(657,425)
Net income producing property	2,016,891	2,027,978
Properties under development or held for future development	42,914	40,232
Total real estate held for investment, net	2,059,805	2,068,210
Cash and cash equivalents	15,214	11,305
Restricted cash	1,430	6,317
Rents and other receivables, net of allowance for doubtful accounts of $2,430 and $2,377, respectively	69,038	64,319
Prepaid expenses and other assets	108,622	103,468
Total assets	$2,254,109	$2,253,619

Liabilities
Notes payable	$893,424	$843,084
Mortgage notes payable	97,814	148,540
Lines of credit	123,000	120,000
Accounts payable and other liabilities	50,684	46,967
Dividend payable	—	22,414
Advance rents	11,948	11,750
Tenant security deposits	9,002	8,802
Total liabilities	1,185,872	1,201,557

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 75,702 and 74,606 shares issued and outstanding, respectively	757	746
Additional paid-in capital	1,400,093	1,368,636
Distributions in excess of net income	(342,020)	(326,047)
Accumulated other comprehensive loss	8,346	7,611
Total shareholders' equity	1,067,176	1,050,946

Noncontrolling interests in subsidiaries	1,061	1,116
Total equity	1,068,237	1,052,062

Total liabilities and equity	$2,254,109	$2,253,619

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended March 31, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$11,112	$21,311	$11,842	$44,265
Add: Net operating income from non-same-store properties(3)	3,071	2,302	—	5,373
Total net operating income(2)	$14,183	$23,613	$11,842	$49,638
Add/(deduct):
Other income				77
Interest expense				(11,405)
Depreciation and amortization				(26,069)
General and administrative expenses				(5,626)
Net income				6,615
Less: Net loss attributable to noncontrolling interests in subsidiaries				19
Net income attributable to the controlling interests				$6,634

Three months ended March 31, 2016	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$10,686	$18,443	$10,974	$40,103
Add: Net operating income from non-same-store properties(3)	—	8,300	—	8,300
Total net operating income(2)	$10,686	$26,743	$10,974	$48,403
Add/(deduct):
Other income				39
Acquisition costs				(154)
Interest expense				(14,360)
Depreciation and amortization				(26,038)
General and administrative expenses				(5,511)
Net income				2,379
Less: Net loss attributable to noncontrolling interests in subsidiaries				5
Net income attributable to the controlling interests				$2,384

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2017	2016
Net income		$6,615	$2,379
Add/(deduct):
Real estate depreciation and amortization		26,069	26,038
NAREIT funds from operations(1)		32,684	28,417
Add/(deduct):
Acquisition and structuring expenses		215	259
Severance expense		—	460
Core funds from operations(1)		$32,899	$29,136

		Three Months Ended March 31,
Per share data:		2017	2016
NAREIT FFO	(Basic)	$0.44	$0.41
	(Diluted)	$0.43	$0.41
Core FFO	(Basic)	$0.44	$0.43
	(Diluted)	$0.44	$0.42

Weighted average shares outstanding		74,854	68,301
Fully diluted weighted average shares outstanding (for FFO)		74,966	68,488